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                                                                    Exhibit 21.1
                       Subsidiaries of Virata Corporation

Virata Limited
United Kingdom

Virata (USA), Inc.
California

Agranat Systems, Inc.
Massachusetts

Virata Israel
Israel

Virata Taiwan
Taiwan

Virata International Sales Corporation
Delaware